Exhibit 23.4

RPS
CONSULTANTS TO THE ENERGY SECTOR

Level 3, 41 - 43 Ord Street, West Perth WA 6005 • PO Box 528, West Perth 6872, Western Australia
T +61 8 9211 1111 F +61 8 9211 1122 E admin01@rpsgroup.com.au W www.rpsgroup.com

Our Ref: RPSE – 122

E-mail: guised@rpsgroup.com.au
Telephone: 61 (0)8 9211 1111
Date: 23 December 2009

LETTER OF CONSENT

TO: United States Securities and Exchange Commission

We refer to the Registration Statement on Form S-1 under the Securities Act of 1933, dated December 23, 2009 (the "Prospectus") of TransAtlantic Petroleum Ltd. (the "Corporation") relating to the registration for resale of 42,838,451 common shares.

We were engaged by the Corporation to prepare an independent reserves evaluation as at December 31, 2008 of:

(a) the Selmo oil field and the Edirne gas fields in which the Corporation has an interest as evaluated by RPS in a report titled "Evaluation of the Selmo Oil Field and Edirne Gas Fields" dated 17th September 2009 (the "RPS Report").

We consent to being named in and the use in the above-mentioned Prospectus of summaries of and excerpts from the RPS Report.

We confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from the RPS Report or that are within our knowledge as a result of the services performed by us in connection with the RPS Report.

Yours faithfully
RPS Energy Pty Ltd.

David R. Guise

David R. Guise
Managing Director - Consulting
Australia and S.E. Asia

Dated: December, 23, 2009
Perth, Western Australia
AUSTRALIA

United Kingdom | Europe | USA | Australia | SE Asia | Canada

RPS Energy Pty Ltd (ABN 44 072 504 299)
a member of the RPS Group Plc. www.rpsgroup.com

RPS Group Plc